UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Report as of July 1, 2003

GENERAL BINDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-2604
(Commission File Number)

36-0887470
(I.R.S. employer identification No.)

One GBC Plaza,
Northbrook, Illinois 60062
(Address of principal executive offices, including zip code)

(847) 272-3700
(Registrant's telephone number, including area code)

Item 5. Other events

Effective June 26, 2003, General Binding Corporation successfully amended and extended its primary credit facility with a group of various financial institutions led by Harris Trust and Savings Bank, LaSalle Bank National Association and General Electric Capital Corporation.

The new $197.5 million facility, which includes a $72.5 million multicurrency revolving credit line and a $125 million term loan, matures on January 15, 2008 and provides for materially lower interest rates than the previous facility. Interest payable under the facility is tied to a performance grid and is initially set at LIBOR plus 3.75% for revolving credit borrowings and at LIBOR plus 4.5% for the term loan. In addition to restrictions on certain items such as capital expenditures, acquisitions, dividends, and foreign subsidiary support, the facility contains financial covenants which include maximum total and senior leverage ratios, a minimum fixed charge coverage ratio and a minimum net worth requirement.

The prior facility, which was entered into in January, 2002 and was scheduled to mature in 2004, originally totaled $290 million and consisted of a $90 million multicurrency revolving credit line and term loans of $200 million. Interest rates under the agreement were set at LIBOR plus 7% for revolving credit borrowings and approximately $160 million of the term loans, and at LIBOR plus 8% for the remaining term loan. The prior facility also included restrictions on certain items such as capital expenditures, acquisitions, dividends, and foreign subsidiary support, and its financial covenants included minimum EBITDA levels, maximum total and senior leverage ratios, a minimum interest coverage ratio, and a minimum current ratio.

Item 7. Financial statements and Exhibits

        (a)    Exhibit 10 - Material Contracts

                Third Amended and Restated Multicurrency Credit Agreement dated as of June 26, 2003.

        (b)    Exhibit 20 - Other Documents or Statements to Security Holders:

                GBC press release dated June 30, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENERAL BINDING CORPORATION

By /s/ Steven Rubin
Steven Rubin
Vice President, Secretary and
General Counsel
July 1, 2003

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